DECKERS BRANDS APPOINTS DAVID LAFITTE TO CHIEF OPERATING OFFICER

Goleta, California (January 20, 2015) -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, today announced the appointment of David E. Lafitte to
Chief Operating Officer (COO), effective February 2, 2015. Mr. Lafitte previously served as the company’s general counsel. He replaces Zohar Ziv, who retired from the company on January 16, 2015.

“Building on four decades of growth and expansion across our organization, we have evolved into a company with a portfolio of brands distributed globally through multiple channels, supported by a larger and more complex infrastructure,” said Angel Martinez, president, chief executive officer and chair of the board of directors. “David has been a key member of our management team during a period of significant expansion. He is a natural leader and team player and has demonstrated an ability to navigate the many facets of our fast-growing and evolving business. We will benefit from his experience and deep knowledge gained from working with a wide range of companies in diverse industries, particularly as we look to drive best practices and further innovate our manufacturing, IT and inventory management functions.”

“I’m looking forward to expanding my role with our seasoned management team at this exciting time in the company’s history,” said Lafitte. “Deckers is developing a compelling consumer-centric global business model that is supported by a diverse portfolio of brands, a culture of innovation and a commitment to fostering engaging, convenient and seamless shopping experiences for consumers. I am excited to contribute to further building on a first-class infrastructure and supporting our strategic expansion.”

Mr. Lafitte has served as general counsel of Deckers since January 2012 and also was a shareholder in the law firm, Stradling, Yocca, Carlson & Rauth, P.C. where he was a member of the firm's board of directors and executive committee. He specialized in corporate and securities law with an emphasis on public and private mergers and acquisitions, venture capital financings, securities offerings and technology licensing. He has been recognized in the Best Lawyers in America for Corporate Law for the past seven years. He received a J.D. from Tulane University and a bachelor’s degree from University of Colorado.

About Deckers Brands
Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The company's portfolio of brands includes UGG®, I HEART UGG®, Teva®, Sanuk®, TSUBO®, Ahnu®, MOZO®, and HOKA ONE ONE®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, 138 Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com

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Company Contact:
Linda Pazin | Vice President, Investor Relations & Communications | Deckers Brands | 805.967.7611